Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE January 26, 2010	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, January 26, 2010 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its first quarter ended December 31, 2009.  Net earnings for the quarter were $125.7 million, or $1.78 per diluted share, versus net earnings of $111.0 million, or $1.88 per diluted share in the first fiscal quarter of 2009.  First quarter diluted earnings per share were negatively impacted by $0.35 per diluted share as compared to the prior year quarter due to higher average shares outstanding due to the May 2009 equity issuance.  In addition, the current quarter includes the following:

●    a charge of $25.5 million, after-tax, or $0.36 per diluted share, related to the devaluation of our Venezuelan affiliate’s U.S. dollar payable to the parallel rate;  and
●    charges related to other business realignment and integration activities of $4.5 million after-tax, or $0.07 per diluted share.

Last year’s first quarter included integration and business realignment costs of $3.0 million, after-tax, or $0.05 per diluted share.

For the current quarter, net sales increased $134.2 million, or 13%, to $1,176.7 million.  On a constant currency basis, sales increased by approximately $89 million, or 9%.   Net sales in the Household Products division increased $56.0 million, or 9% on a reported basis, or approximately $30 million, up 5% on a constant currency basis.  Net sales in Personal Care increased $78.2 million, or 20% on a reported basis, and up approximately $59 million, or 15%, on a constant currency basis.  The Personal Care results included $34 million of net sales for the recently acquired Edge and Skintimate shave preparation brands.  Gross margin for the current quarter was 47.6%.  The first quarter gross margin percentage was negatively impacted by 30 basis points due to Venezuela.  Segment profit increased $52.4 million, or 21%, from $246.6 to $299.0 million.  Excluding the favorable impact of currency of approximately $16 million, segment profit increased approximately $36 million, or 15%.

“We had a strong first quarter, especially in light of the stagnant consumer environment,” said Ward Klein, Chief Executive Officer.  “In Household Products, we improved profitability versus a difficult first quarter last year, and our profit momentum continued in Personal Care, as a result of our innovation efforts and bolstered by the addition of the Edge and Skintimate shave preparation business.  Nevertheless, we remain cautious about the remainder of the year, especially in Household Products, where negative battery category consumption trends continue.”

Household Products

For the quarter, net sales were $704.0 million, up $56.0 million, or 9% versus the same quarter last year, including the impact of favorable currencies of approximately $26 million.  Excluding the impact of favorable currencies, net sales increased approximately $30 million, or 5%, due to share gains, a more normalized shipment timing for the holidays and a soft prior year quarter comparative.  While we were able to realize strong sales growth within the quarter, we believe that the premium alkaline category remains sluggish, down mid to high single digits as compared to the same quarter last year.  Overall pricing and product mix was unfavorable $10 million driven by investments in North America and Europe, partially offset by price increases in other areas of the world.

Segment profit increased $23.6 million for the quarter including the impact of approximately $7 million of favorable currencies, the positive impact of higher volume and lower advertising and promotion expense.

Personal Care

Net sales for the quarter were $472.7 million, up $78.2 million, or 20% versus the same quarter last year. This increase was due to many factors including the addition of the Edge and Skintimate shave preparation brands, which added approximately $34 million and the impact of favorable currencies, which added approximately $19 million for the quarter.  Excluding these impacts, net sales increased approximately 6%.  Wet Shave net sales, excluding the Edge and Skintimate brands, increased 9% on higher disposables and continued momentum in Quattro for Women Trimmer razors and Quattro for Women replacement blades.  Skin Care sales increased 14% due to higher shipments of Wet Ones, which is a continuation of recent trends. Infant Care sales increased 5% due to continued growth in Diaper Genie and cups, partially offset by lower sales of bottles. Finally, Feminine Care sales decreased 12% due to lower shipments in the quarter of Gentle Glide, only partially offset by increases in Sport.

Segment profit for the quarter was $120.2 million, up $28.8 million or 32% versus the same quarter in the prior year. Excluding the impact of favorable currencies of approximately $9 million, segment profit increased approximately $20 million, including approximately $13 million in segment profit from the Edge and Skintimate shave preparation brands in the quarter. The balance of the increase was due primarily to the timing of advertising and promotion and overhead spending.

Other Items

General corporate and other expenses increased $8.8 million due primarily to higher compensation expense accruals in the fiscal 2010 quarter because the prior year quarter included a reduction in expense due to a decline in the underlying values of certain deferred compensation liabilities as a result of the economic downturn and lower stock compensation amortization.

Interest expense declined $7.0 million due to lower outstanding debt and lower interest on variable rate debt.  Other financing items increased $14.7 million primarily due to the Venezuela devaluation charge noted above.

The effective tax rate was 36.7% for the quarter.  Excluding the impact of the Venezuela devaluation charge, which had no current period tax benefit, the effective tax rate for the 2010 quarter was 32.5% versus 31.7% in the prior year quarter.  We expect to record a tax benefit of approximately $5 million related to the devaluation charge in the second quarter of fiscal 2010, in conjunction with the devaluation of the official exchange rate effective January 2010.

For the quarter, capital expenditures were $23.2 million, and depreciation expense was $30.0 million.

Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 3.04 to 1.00.  This ratio includes the negative impact of the Venezuela devaluation charge as a reduction of EBITDA.  At December 31, 2009, the company's debt level was $2.56 billion, with $2.23 billion, or 87%, at fixed rates averaging 5.19%.  In addition, the company’s reported cash at December 31, 2009 was $408.2 million.  At this time, Energizer plans to pay only scheduled debt maturities over the course of the fiscal year with the intent to preserve committed liquidity.

Outlook

Looking ahead, despite the sales growth in the quarter, we remain cautious regarding the battery category as consumption remains sluggish and the effect of device trends on the battery category remains difficult to assess due to the economic downturn.

Previously, we expressed our intention to increase our investment in advertising and promotion and certain innovation and growth initiatives in fiscal 2010. This remains our objective.  While advertising and promotion expense was lower on a dollar and as a percentage of net sales in the first quarter, we continue to track to an estimated advertising and promotion spend in the range of 12% of net sales for the full year of fiscal 2010.

Last quarter, we noted that fiscal 2010 would be negatively impacted by approximately $15 to $20 million due to the use of the parallel rate to pay for newly imported product in Venezuela.  Effective December 31, 2009, we are translating our Venezuela local currency financial results for the purpose of consolidation using the parallel rate. Assuming the current parallel rate, we expect a further reduction in operating profit of approximately $5 to $7 million for the remainder of fiscal 2010 as a result of this change in the translation rate.  Also, since the Venezuela economy is considered highly inflationary under U.S. GAAP, effective January 1, 2010, the translation impact on monetary assets and liabilities resulting from changes in the parallel rate will be reflected in operating earnings rather than in currency translation adjustment on the balance sheet, which is the normal accounting treatment.  We are unable to predict what, if any, impact this will have on the financial statements for the remainder of fiscal 2010 and beyond, as we cannot predict with any degree of certainty the timing, direction or extent of changes to the parallel rate.

Excluding Venezuela, and based on current foreign exchange rates, we estimate currencies will favorably impact operating profit by approximately $35 to $40 million, net of the impact of hedging activities, through the balance of the fiscal year versus the same period in the prior year.

Finally, based on current market prices and our existing hedging contracts and other commitments, we expect raw material and commodity costs to be $12 to $14 favorable over the balance of the year as compared to the same period last year.

# # #

While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures.  These non-GAAP measures, consisting of comparison changes excluding the impact of currencies, the acquisition of the Edge and Skintimate shave preparation brands, and the Venezuelan devaluation charge, are not in accordance with, nor are they a substitute for, GAAP measures.  The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts.  Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Statements in this press release that are not historical, particularly statements regarding declines in the U.S. premium battery category and battery consumption trends, expected tax benefits related to the Venezuelan devaluation, Energizer’s intent to pay only scheduled debt maturities in order to preserve committed liquidity, projections of advertising and promotion spending, the impact on operating profit as a result of utilization of the Venezuelan parallel rate, and estimates of favorable material costs and currencies, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  The current negative global economic conditions are unprecedented in recent years and it is difficult to assess the likelihood of improvement or further deterioration in the near future; consequently it is difficult to assess if employment levels and consumer confidence, and consequent consumer spending and retail inventory levels, will remain low for the year, or if improvement in economic conditions will spur significant spending and retail inventory loading. Energizer’s estimates of premium battery category decline are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  Consumer confidence and consumption trends with respect to the overall battery category are difficult to predict, although it is likely that they will continue to be significantly negatively impacted by continuing economic turmoil, as well as by declines in the proliferation or consumption of battery-powered devices.  In light of uncertain category and competitive dynamics, it is uncertain whether the Company’s broad battery portfolio will continue to be effective in offsetting category softness and/or preserving market share. Energizer’s intent to preserve committed liquidity and its ability to increase brand investment spending may be impacted by lower than anticipated cash flows or other unforeseen business needs or obligations. The anticipated moderation of negative currency trends is also difficult to assess with any degree of certainty. Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency devaluation and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieve some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.  Anticipated favorability in material and other commodity costs could be less significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs, or unit volumes, will stabilize, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control, and volumes are impacted by consumption and category trends that are difficult to assess in the current environment.  The anticipated tax benefit associated with the Venezuelan devaluation could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2009.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2009	2008

Net sales	$1,176.7	$1,042.5

Cost of products sold	616.5	529.0

Gross profit	560.2	513.5

Selling, general and administrative expense	184.0	174.0
Advertising and promotion expense	88.7	97.1
Research and development expense	21.4	19.9
Interest expense	32.0	39.0
Other financing items, net	35.6	20.9

Earnings before income taxes	198.5	162.6

Income tax provision	72.8	51.6

Net earnings	$125.7	$111.0

Earnings per share
Basic	$1.80	$1.90
Diluted	$1.78	$1.88

Weighted average shares of common stock - Basic	69.7	58.3
Weighted average shares of common stock - Diluted	70.5	59.1

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
December 31, 2009
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two major segments - Household Products (Battery and Lighting Products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets.  Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter ended December 31, 2009 and 2008, respectively, are presented below.  All prior periods have been restated to conform with the current segment presentation.

	Quarter Ended December 31,
Net Sales	2009	2008
Household Products	$704.0	$648.0
Personal Care	472.7	394.5
Total net sales	$1,176.7	$1,042.5

Profitability
Household Products	$178.8	$155.2
Personal Care	120.2	91.4
Total segment profitability	$299.0	$246.6
General corporate and other expenses	(29.5)	(20.7)
Amortization	(3.4)	(3.4)
Venezuela devaluation	(25.5)	-
Interest and other financing	(42.1)	(59.9)
Earnings before income taxes	$198.5	$162.6

Supplemental product information is presented below for revenues from external customers:
	Quarter Ended December 31,
Net Sales	2009	2008
Alkaline batteries	$445.7	$400.3
Carbon zinc batteries	58.1	55.9
Other batteries and lighting products	200.2	191.8
Wet Shave	316.8	245.6
Skin Care	59.8	50.6
Feminine Care	46.2	51.6
Infant Care	49.9	46.7
Total net sales	$1,176.7	$1,042.5

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.  Weighted average diluted shares outstanding were higher in fiscal 2010 due to the May 2009 stock issuance.

4.
The current and prior year quarter include pretax charges of $6.8 and $4.6, respectively, related to certain other business realignment activities.  These are included in General corporate and other expenses in Note 2 above.